Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 18, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CVR Partners, LP on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of CVR Partners, LP on Form S-3 (File No. 333-291200) and on Form S-8 (File No. 333-289147).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
February 18, 2026